Exhibit 16.1

January 14, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 9, 2014, of National Property Investors 6 and are in agreement with the statements contained in the second, fourth and fifth paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ERNST & YOUNG LLP

Greenville, South Carolina